EMPLOYMENT AGREEMENT                              Exhibit 10(n)



THIS AGREEMENT made as of the 9th day of June, 1998, by and between APPLIED WATER MANAGEMENT, INC., a New Jersey corporation having a principal place of business at 2 Clerico Lane, Belle Mead, New Jersey 08502 (hereinafter referred to as "Employer"), and EDWARD A. CLERICO, an individual residing at xxxxxxxxxxx, xxxxxxxxxxxxx (hereinafter referred to as
"Employee").

WITNESSETH:



WHEREAS, the Employer provides design/build services in the water and wastewater industry; and

WHEREAS, the Employee has been employed by the Employer for a number of years in numerous executive and managerial capacities and is currently the President of the Employer; and

WHEREAS, the Employee possesses an intimate knowledge of the business and affairs of the Employer and its subsidiaries, their policies, methods, personnel and problems; and

WHEREAS, the Employer desires to assure the Employer of the Employee's continued employment as President of the Employer; and the Employee desires to continue to provide services to the Employer as President of the Employer, in accordance with the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other good consideration, it is mutually agreed by the parties hereto as follows:

ARTICLE I



Nature of Employment



1.01 Employment. The Employer does hereby agree to continue to employ, engage and hire the Employee and the Employee does hereby agree to continue to serve the Employer, on the terms and conditions set forth in this Agreement.

1.02 Position and Duties. The Employee shall serve as President of the Employer and shall have responsibility, reporting only to the Board of Directors of the Employer (the "Board"), or such other individuals as may be designated by the Board, to supervise the general management and operations of the Employer, and shall have such other powers and duties as may from time to time be prescribed by the Board to ensure that the goals and objectives of the Board are met in a timely fashion, and all incidental and related tasks necessary to facilitate the growth of the Employer; provided that such duties are consistent with the Employee's present duties and position as President of the Employer. The Employee shall exert all reasonable efforts on behalf of the Employer and shall devote substantially all of his working time to the business and affairs of the Employer. The Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talent perform all of the duties that may be required of him pursuant to the terms hereof to the reasonable satisfaction of the Employer.

1.03 Meetings with the President and Board. Employee shall meet with the Board at the offices of the Employer on a regular basis and shall submit at such meetings reports and such other information as may be required or requested by the Employer and/or the Board from time to time.

ARTICLE II



Duration of Employment



2.01    The term of this Agreement shall be for a period of four
(4) years commencing on March 6, 1998, unless sooner terminated or extended as set forth under this Agreement. At the end of said term, this Agreement shall automatically be extended for additional successive periods of four (4) years each unless either the Employer or the Employee notifies the other in writing not less than sixty (60) days prior to the expiration date of the then current term of this Agreement of its intent not to renew the term of this Agreement.

Article III



Compensation



3.01 Base Salary. The Employer shall pay the Employee and Employee hereby agrees to accept from the Employer, in full payment for the Employee's services hereunder, a base salary in the amount of $175,000.00 per annum ("Base Salary") payable on a twoweek basis. Base Salary shall be subject to the usual deductions for taxes, medical insurance and other insurance in accordance with the Employer's standard policies in effect from time to time. The Base Salary shall be reviewed annually and adjusted at the sole discretion of the Board based on the Board's evaluation of the Employee's performance hereunder and the Employer's practice. In addition to Base Salary, the Employee shall be entitled to receive such incentive compensation and bonuses as the Board may from time to time determine in its sole discretion.



3.02 Expenses. The Employer agrees to reimburse the Employee for any and all documented, necessary, customary, legitimate, reasonable and usual expenses incurred by the Employee while acting on behalf of the Employer and within the scope of employment under this Agreement. The Employee shall comply with the Employer's general expense and reimbursement policies and procedures in effect from time to time. In the event that the Employee is entitled to reimbursement for expenses, the Employer shall reimburse the Employee within thirty (30) days of receipt of documents submitted by the Employee evidencing to the satisfaction of the Employer the amount due for such related business expenses.

        3.03 Fringe Benefits. The Employee shall be entitled to continue to participate in and receive benefits under any and all of the Employer's employee benefits plans and arrangements in which the Employee currently is a participant and any other plan or arrangement made available during the term of this Agreement by the Employer to its employees generally including, without limitation, any incentive compensation, company credit card program, pension, life insurance, stock option, stock rights, stock bonus, profit sharing, deferred compensation, vacation, or health-and-accident plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, as the Employer in its sole discretion may amend from time to time during the term of this Agreement. Nothing paid to the Employee under any such plan or arrangement referred to in this Section 3.03 shall be deemed to be in lieu of compensation to the Employee under
Section 3.01 hereof.



        3.04 Motor Vehicle. During the term of this Agreement, the Employer shall provide the Employee a motor vehicle in good condition and comparable in quality and amenities to the Saab
900 Turbo convertible currently provided to the Employee by the Employer (which may include a lease by the Employer of such motor vehicle for the benefit of the Employee), and shall pay for the costs of all fuel, maintenance, and insurance for said motor vehicle in accordance with the Employer's general policies and procedures relating thereto. The Employee acknowledges that benefits to the Employee under this Section 3.04 are chargeable as income to the Employee to the extent required by applicable law.



ARTICLE IV



Restrictions Surviving Termination of Employment



4.01 Covenant Not to Compete. Employee agrees that he shall not, during the term of this Agreement and, if his employment is terminated for any reason whatsoever other than for a Change in Control (as hereinafter defined), during the Restrictive Period (as hereinafter defined), alone or with others, directly or indirectly (as owner, stockholder, partner, member, lender or other investor, director, officer, employee, consultant, agent or in any other capacity or otherwise beneficially) own, manage, operate, join in, control, participate in the ownership, management, operation, or control of, or work for, or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with, any person, corporation, partnership or entity which engages in, any business which is the same as or is similar to the business of the Employer or any affiliate of the Employer which offers products or services competitive with those offered or proposed to be offered by the Employer or any affiliate of the Employer. The Restrictive Period shall commence as of the date of termination of the Employee's employment with the Employer and continue for a period of two (2) years thereafter. The restrictions set forth in this Section 4.01 shall apply to any business either located in or doing business within, or to services rendered to individuals or companies either located in or doing business within, (i) the geographic boundaries of New Jersey, (ii) all areas of Pennsylvania within a fifty (50) mile radius of the westerly bank of the Delaware River, and (iii) within a twenty-five (25) mile radius of any office of the Employer or wastewater disposal systems or similar facilities designed and/or built by the Employer within the twelve (12) months immediately preceding such termination (the "Restricted Territory"). The Employee recognizes and agrees that in order to adequately protect the Employer's confidential information from disclosure (whether deliberate or inadvertent) to competitors, a covenant not to compete of limited duration and scope is necessary and desirable, and that the nature of Employer's business is such that use of the Employer's confidential information anywhere in the Restricted Territory will harm the Employer's business.

4.02 Covenant Not to Solicit. The Employee agrees that during the Restrictive Period he shall not, alone or with others, directly or indirectly (as owner, stockholder, partner, member, lender or other investor, director, officer, employee, consultant, agent or in any other capacity or otherwise beneficially) do any of the following:



        (a) induce or attempt to induce or solicit for his benefit or the benefit of any person, corporation, partnership or entity, other than the Employer, any person who, during the term of this Agreement, is an employee, representative, consultant, agent or supplier of the Employer or any affiliate of the Employer, to terminate his, her or its employment or relationship with the Employer or any such affiliate or to violate the terms of any agreement between said representative, agent, consultant, employee or supplier of the Employer or any such affiliate, or hire or attempt to hire any employee of the Employer or affiliate of the Employer who has left the employment of the Employer or such affiliate within sixty (60) days after the termination of such employee's employment with the Employer or such affiliate; or



        (b) induce or attempt to induce any person, business or entity which is or was a client or customer of the Employer or any affiliate of the Employer at any time during the term of the Employee's employment with the Employer to terminate any written or oral agreement or understanding with the Employer or any such affiliate to become a customer of any person, corporation, partnership or other entity which engages in any business which is the same as or is similar to any business engaged in by the Employer or any affiliate of the Employer or which offers product or services competitive with those offered or proposed to be offered by the Employer or any affiliate of the Employer on the date of such termination.

4.03 Applicability. Notwithstanding anything to the contrary contained in the provisions of this Article VI, the Employee shall not be subject to the restrictive covenants set forth in Sections 4.02 and 4.03 above in the event the Employee's employment with the Employer is terminated (whether by the Employee or the Employer) as a result of a Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

(a) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, hereafter becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer's then outstanding securities having the ordinary right to elect directors of the Employer, other than any person who (i) at the time of acquisition of such beneficial ownership is a trustee or other fiduciary holding securities under an employee benefit plan of the Employer, or (ii) is an immediate family member of any "person" described in clause (i) of this Section 4.03(a), or
(iii) has been a "person" for more than twenty-four (24) consecutive months prior to such termination, or (iv) is a "person" engaging in a transaction of the type described in
Section 4.03(c) below but which does not constitute a change in control thereunder; or

(b) during any period of twenty-four (24) consecutive months during the term of this Agreement, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in Sections 4.03(a) or 4.03(c) of this Agreement) whose election by the Board, or nomination for election by the Employer's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(c) the shareholders of the Employer approve or, if no shareholder approval is required or obtained, the Employer completes a merger, consolidation or similar transaction of the Employer with or into any other corporation (other than an affiliate of the Employer), or completes a binding share exchange involving the Employer's securities (other than with an affiliate of the Employer), other than any such transaction which would result in the voting securities of the Employer outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such transaction; or

(d) the shareholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer's assets.



ARTICLE V



Nondisclosure of Information Concerning Business; Inventions



5.01 Nondisclosure. The Employee agrees that he will not at any time, either directly or indirectly, disclose or communicate to any person, firm or corporation, in any manner, any information of any kind or nature concerning any matters affecting or relating to the business of the Employer or any of the affiliates of the Employer. The foregoing shall include, but not be limited to, a prohibition against disclosing or communicating the names of any of current or potential customers or any other information concerning the business of the Employer or its affiliates, the manner of operation, plans or any other data of any kind relating to the Employer or its affiliates. The foregoing prohibition shall apply regardless of whether the same would be deemed confidential material or important, as the parties hereto stipulate that, as between them, all information of any kind concerning the business of the Employer or of the Employer's affiliates is important material and confidential.
The breach of the terms of this Section 5.01 shall be a material breach of this Agreement. The terms, conditions and restrictions and prohibitions set forth in this Article V shall not apply to any disclosures or communications which the Employee makes in good faith while acting on behalf of and for the benefit of the Employer. The provisions of this Section
5.01 shall be binding upon the Employee's heirs, successors and legal representatives.

5.02 Inventions. The Employee expressly covenants and agrees that any inventions, improvement, discoveries, processes or methods that the Employee, solely or jointly with others, makes, invents, discovers, develops, acquires or suggests (whether or not at the request or upon the suggestion of the Employer or during regular hours of work or otherwise) during the Employee's employment with the Employer relating generally to any matter connected in any way to the services performed directly or indirectly by the Employee for the Employer shall become the absolute and exclusive property of the Employer.

ARTICLE VI



Termination



        6.01    Termination.



                (a) Death.The Employee's employment hereunder shall automatically terminate upon the Employee's death.



                (b) Disability.The Employer may terminate the Employee's employment hereunder upon the Employee's Disability (as hereinafter defined).



                (c) Cause.The Employer may terminate the Employee's employment hereunder for Cause.



                (d) Termination by the Employee. The Employee may terminate the Employee's employment hereunder for any reason whatsoever.



                (e) Other Termination by the Employer. The Employer may terminate the Employee's employment hereunder for any reason whatsoever (other than for the death or Disability of the Employee or for Cause, which shall be governed by the applicable provisions of this Agreement) upon thirty (30) days' prior written notice.



        6.02 Notice of Termination. Any termination of the Employee's employment with the Employer shall be communicated by written notice of termination to the other party hereto.



        6.03    Compensation Upon Termination.



                (a) In the event the Employee's employment is terminated by the Employer prior to the expiration of the initial or any renewal term of this Agreement, for any reason other than Cause
(including death or Disability), the Employee shall be entitled to receive severance pay in an amount equal to three (3) months of the Employee's then current Base Salary, payable in six (6) equal bi-weekly installments commencing as of the date of such termination, subject to the usual deductions for taxes, and any medical insurance and other insurance provided to the Employee by the Employer at the time of such termination, in accordance with the Employer's standard policies then in effect, which the Employee elects to continue during such period after such termination.



                (b) If the Employee's employment hereunder shall be terminated for Cause, or is terminated by the Employee for any reason whatsoever, the Employer shall pay the Employee's Base Salary accrued through the date of termination at the rate in effect at the time notice of termination is given and the Employer shall have no further obligations to the Employee under this Agreement.



                (c) The Employee shall be required to mitigate the amount of any payment provided for in this Article VI by seeking other employment, and the amount of any payment provided for in this
Article VI shall be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of any such termination and may be otherwise reduced by way of offset against any amount owed by the Employee to the Employer.



        6.04 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:



                (a) "Cause" shall mean (A) the failure by the Employee to substantially perform the Employee's duties hereunder (other than any such failure resulting from the Employee's Disability), or (B) the engaging by the Employee in conduct which is injurious to the Employer including, but not limited to, embezzlement, theft or similar criminal conduct or fraud, or (C) the breach by the Employee of any provision of this Agreement.



                (b) "Disability" shall mean that the Employee is unable, as a result of any mental or physical condition, from substantially performing the Employee's usual and customary duties and obligations for a continuous period of one hundred eighty (180) days or such longer period as may agreed by the Employer. The
Employee hereby consents to reasonable medical examinations by physicians appointed by the Employer for purposes of determining
Disability of the Employee under this Agreement.



ARTICLE VII



Resolutions of Disputes



7.01 Mediation. If a disagreement exist between or among the parties concerning this Agreement, any party may require the other party to submit the reason for its position, in writing, and to then enter into good faith negotiations to attempt to resolve the disagreement. If such disagreement cannot be settled by good faith negotiation between the parties, and if the continued failure to settle such disagreement is likely to have a material adverse impact on the Employer, any party may elect to submit the disagreement to mediation under the Commercial Mediation Rules of the American Arbitration Association. If any party so elects, the other party shall submit to mediation. The mediator shall not have authority to impose a settlement upon the parties, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in the mediator's judgment, further efforts at mediation would not contribute to a resolution of the submitted disagreement. The costs and fees of such mediation shall be allocated by the mediator.

7.02 Arbitration. All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance thereof shall be submitted to, and determined by, arbitration if good faith negotiations among the parities do not resolve such claim, dispute or other matter within ninety (90) days and the parties have not elected to submit such claim, dispute or other matter to mediation pursuant to Section 7.01 above. Such arbitration shall proceed in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining (the "Rules"), insofar as such Rules are not inconsistent with the provisions expressly set forth in this Agreement, unless the Employer and the Employee mutually agree otherwise in writing. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association.
The arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. Reasonable discovery shall be allowed in arbitration. All proceedings before the arbitrator shall be held in Union County, New Jersey. The governing law shall be as specified in Section 9.05 below. The costs and fees of the arbitration, including attorneys' fees, shall be allocated by the arbitrators. The award rendered by the arbitrator shall be final and binding and any judgment relating to such arbitration award may be entered in accordance with applicable law and in any court having jurisdiction thereof.

ARTICLE VIII



Assignment



8.01 During the term of this Agreement, the Employer shall have the right, without the Employee's consent or approval, to assign this Agreement to any successor to or assignee of (whether direct or indirect, by purchase, consolidation, merger or otherwise) all or substantially all of the business and/or assets of the Employer and, in any such event, the Employee shall have the right, upon prompt written request, to receive a written agreement from such successor or assign, as the case may be, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no such succession or assignment had taken place. Upon any such assignment, subject to the provisions of Section 4.03 of this Agreement, the terms and conditions of this Agreement shall continue in full force and effect and shall inure to the benefit of such successor or assignee, as the case may be.

ARTICLE IX

Miscellaneous

9.01 Entire Agreement; Modification. This Agreement contains the sole and entire Agreement between the parties hereto and incorporates and supersedes any and all prior or contemporaneous oral or written agreements with respect to the matters referred to herein. This Agreement may not be modified, amended or changed except by an agreement in writing signed by both parties hereto. The parties acknowledge and agree that neither of them have made any representation with respect to the subject matter of this Agreement or any representations including the execution and delivery hereof.

9.02 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other parry shall be deemed a continuing waiver or a waiver of any similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.03 Invalidity. To the extent any provisions hereof may be held invalid or unenforceable as a matter of law, the remaining provisions hereof shall continue in full force and effect.

9.04 Counterparts. This Agreement may be executed and exchanged in counterparts.

9.05 Governing Law. Irrespective of the present or future residence of either of the parties hereto, the parties hereby agree that the terms of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.

9.06 Survival. The Employee understands that the provisions of Articles 4 and 5 of this Agreement shall survive, in full force and effect, any expiration or termination of this Agreement for any reason whatsoever.

9.07 Specific Performance. The parties hereto, recognizing that irreparable injury to the Employer, its business and property would inevitably occur in the event of any violation of this Agreement by the Employee, and that damages at law may be inadequate to compensate the loss resulting therefrom, agree that in any such event the Employer shall be entitled to an injunction, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to restrain the violation thereof by the Employee or other person, partnership, firm, corporation, Employer, servant, agent, employers or employees acting for or with the Employee.

9.08 Binding Nature. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns.

9.9 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not effect the meaning or interpretation of this Agreement.

9.10 Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail return receipt requested, postage prepaid, to the party entitled to receive the same at the address for such party or to such other address as a party may fix by notice or in the case of notice to the Employee, in person to the Employee, or in the case of notice to the Employer, in person to an executive officer of the Employer and immediately confirmed by writing to the president of the Employer. All notices given by mail shall be deemed given when mailed.

9.11 Waiver of Trial by Jury. THE EMPLOYEE EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE EMPLOYER AND THE
EMPLOYEE ARISING OUT OF OR RELATED TO THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT
OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH.
EITHER THE EMPLOYER OR THE EMPLOYEE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT OF
COMPETENT JURISDICTION AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date set forth above.

ATTEST:                                 APPLIED WATER MANAGEMENT, INC.


/s/ Susan C. Buckley

                                  By:    /s/ Andrew M. Chapman
                                  Name:  Andrew M. Chapman
                                  Title: Chairman



WITNESSETH:                             EMPLOYEE



/s/ Henry S. Patterson, III              /s/ Edward A. Clerico

                                         EDWARD A. CLERICO